CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2023 relating to the financial statements of Sonder Holdings Inc., appearing in the Annual Report on Form 10-K of Sonder Holdings Inc. for the year ended December 31, 2022. /s/ Deloitte & Touche LLP San Francisco, California August 24, 2023 Exhibit 23.1